Exhibit 99.1
News From
Royal Caribbean Cruises Ltd. and Silversea Cruises

Office of Corporate Communications
1050 Caribbean Way, Miami, Florida 33132-2096

Media Contacts:		Investor Contact:
Royal Caribbean Cruises Ltd. Owen Torres 305-539-4097 otorres@rccl.com	Silversea Cruises Brad Ball 954-713-4030 bradb@silversea.com	Royal Caribbean Cruises Ltd. Carola Mengolini 305-982-2625 cmengolini@rccl.com

Royal Caribbean completes acquisition of Silversea Cruises shares

Ultra-luxury and expedition cruise leader joins RCL's portfolio of top brands

Silversea launches Project Invictus, to further enhance product and ships

MIAMI, July 31, 2018 – Silversea Cruises, a pioneer and leader in ultra-luxury and expedition cruising, has officially joined the family of Royal Caribbean Cruises Ltd. (NYSE: RCL).

The companies announced today they have closed on RCL's acquisition of a two-thirds stake in Silversea after receiving final approval from regulators. The investment unites two leading players in the cruise industry and fills out RCL's portfolio of cruise brands across all key market segments.

"We are proud to officially welcome Silversea's industry-leading team to the RCL family," said Richard D. Fain, Chairman and CEO of Royal Caribbean Cruises Ltd. "This is a dynamite combination and we can't wait to work with Manfredi, Roberto and the entire team as together we take Silversea to the next level."

Regulators green-lighted Royal Caribbean's purchase of a 66.7% equity stake in Silversea Cruises, based on an enterprise value of approximately $2 billion. Manfredi Lefebvre d'Ovidio will remain Executive Chairman of Silversea and retain a 33.3% stake.

"We're excited to join the Royal Caribbean family and ready to begin this next chapter as part of an industry leader that is uniquely qualified to support Silversea's future growth," said Lefebvre.  "This partnership enables us to realize our vision of being the uncontested leader in ultra-luxury cruising and expedition, taking our guests to more than 1,000 destinations aboard some of the world's most luxurious vessels."

The companies also announced Project Invictus, a multi-year initiative to take Silversea's ultra-luxury offerings to the next level. Project Invictus enhancements range from product upgrades to magnified ship revitalization programs.  "Our intent is to solidify our already strong leadership position with an exciting array of upgrades that thrill our guests," said Roberto Martinoli, Silversea CEO.

The first Invictus enhancements will begin rolling out on the Silver Muse this upcoming August 19th where an upgraded champagne and caviar offering will be initiated. Immediately thereafter, these and other enhancements will be implemented fleet wide, impacting a wide variety of onboard features and strengthening Silversea's reputation for indulgent, luxurious embellishments.

Silversea's growing fleet of ultra-luxury ships will also benefit from an upgrade. The planned renovation of Silver Whisper in December 2018 will be much more comprehensive than initially anticipated and will include a partial refit of all guest cabins. Moreover, Silversea's Silver Wind will also enter into an enhanced dry dock in December 2018. Both vessels will join the overarching plan for a fleet-wide "Musification" which will take inspiration from the design of the very successful cruise line's flagship, Silver Muse. The plan will be completed shortly after with an enhanced dry dock of the Silver Shadow.

With Silversea joining the RCL lineup alongside Royal Caribbean International, Celebrity Cruises, Azamara Club Cruises, TUI Cruises and Pullmantur Cruceros, the Royal Caribbean Cruises Ltd. fleet now numbers 59 ships with an additional 15 on order.

J.P. Morgan Securities LLC acted as a financial advisor to RCL as well as served as the lead arranger for the debt financing in respect to the transaction.

About Royal Caribbean Cruises Ltd.

Royal Caribbean Cruises Ltd. (NYSE: RCL) is a global cruise vacation company that owns and operates three global brands: Royal Caribbean International, Celebrity Cruises and Azamara Club Cruises.  We are a 50 percent joint venture owner of the German brand TUI Cruises, a 49 percent shareholder in the Spanish brand Pullmantur and a 36 percent shareholder in the Chinese brand SkySea Cruises. Together, these brands operate a combined total of 50 ships with an additional twelve on order as of June 30, 2018.  They operate diverse itineraries around the world that call on approximately 540 destinations on all seven continents. Additional information can be found on www.rclcorporate.com.

About Silversea Cruises

Silversea Cruises, which is chaired by Manfredi Lefebvre d'Ovidio, is recognized as an innovator in the ultra-luxury cruise line industry, offering guests large-ship amenities aboard its intimate, all-suite vessels: Silver Wind, Silver Shadow, Silver Whisper, Silver Spirit and Silver Muse – all designed to offer an atmosphere of conviviality and casual elegance. With the inclusion of the expedition ships Silver Explorer, Silver Galapagos, Silver Discoverer, and with Silver Cloud recently joining the Expedition fleet and two ships on order plus one option Silversea's itineraries encompass all seven continents and feature worldwide luxury cruises to the Mediterranean, Caribbean, both polar regions and hundreds of fascinating destinations in between.

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